Exhibit 4.5

DR REDDY’S LABORATORIES LTD.

DR. REDDY’S EMPLOYEES STOCK OPTION SCHEME, 2018.

1.	Short title, extent and commencement:

a)	This Scheme may be called the "Dr. Reddy’s Employees Stock Option Scheme, 2018".

b)	It applies only to the Eligible Employees, whether present or hereafter existing.

c)	This Scheme was approved by a special resolution passed by the shareholders of the Company at their meeting held on July 27, 2018, and became effective on the same day (“Effective Date”).

2.	Objective:

The objective of this Scheme is to:

•	Align the interests of the key executives/employees with interests of shareholders of the Company.

•	Drive long term value creation for the Company through wealth creation opportunities for key executives/employees.

•	Create a culture of enterprise and build strong commitment towards critical goals/ milestones of the Company.

3.	Definitions and Interpretation:

3.1	In this Scheme, unless the context otherwise requires,

a)	“ADR” means the American depository receipts of the Company listed and being traded on the New York Stock Exchange and each evidencing 1 (one) underlying Share deposited with the domestic custodian in India.

b)	“Applicable Laws” means the Companies Act, 2013 and the regulations framed thereunder, the Securities and Exchange Board of India Act, 1992 and the SEBI Regulations framed thereunder, and all other relevant laws, by-laws, rules, regulations, orders, ordinances, guidelines, policies, notices, directions, judgments, decrees or other requirements or official directives of any Governmental Authority as may be applicable to the transactions contemplated hereunder, from time to time, and the applicable exchange control, tax, corporate or securities laws, rules and regulations of any other country or jurisdiction on the stock exchange of which the Shares or ADRs underlying such Options are listed or quoted, including any condition stipulated by such stock exchanges.

c)	“Board” means the Board of Directors for the time being of the Company.

d)	“Company” means Dr. Reddy’s Laboratories Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 8-2-337, Banjara Hills, Road No 3, Hyderabad – 500034, Telangana, India.

e)	“Nomination, Governance and Compensation Committee” means a committee of the Board consisting of such members of the Board as required under the Applicable Laws, constituted by or designated as such by the Board.

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f)	“Director” means a member of the Board of Directors of the Company.

g)	“Disability” shall mean a permanent and total disability of whatsoever nature, be it physical, mental or otherwise, which incapacitates, hinders, prevents, handicaps or adversely affects the ability of an Employee to perform any specific job, work or task in the course of his employment, which he was capable of performing immediately before such disablement, as determined by the Nomination, Governance and Compensation Committee based on a certificate of a medical expert.

h)	“Eligible Employee” means (i) an Employee/class of Employees who (x) by virtue of its/their terms of employment entered into with the Company/its Subsidiary(ies) is/are entitled to be considered by the Nomination, Governance and Compensation Committee for participating under this Scheme; (y) satisfy(ies) the eligibility criteria for Grant of Options under this Scheme; and (z) fulfil(s) the minimum condition of one year of service and such other conditions as decided in the appraisal process and/or (ii) such other employee as may be decided by the Nomination, Governance and Compensation Committee from time to time within the framework of Applicable laws.

Further provided that any person holding 2% or more of the outstanding share capital of the Company's equity Shares at any time after the commencement of this Scheme shall not be eligible under this Scheme.

(i)	“Employee” means at any given time:

(i)	any person, including an officer, who is in the permanent employment of the Company or its Subsidiary(ies);or
(ii)	an individual who is a Director of the Company or a director of its Subsidiary(ies); but shall exclude:

a)	a director who is an Independent Director on the Board of the Company or the board of directors of its Subsidiary(ies);
b)	an employee who is a Promoter or a person belonging to the Promoter Group (as defined under Applicable Laws); and/or

c)	a director who, either by himself or through his relative or through any body corporate, holds, directly or indirectly, more than 10% (ten per cent) of the outstanding equity shares of the Company.

i)	“Exercise” is the act of a written or electronic application being made by the Optionee to the Company / Trust, as the case may be, for issue/transfer of the ADRs or Shares, as the case may be, against the Options which are Vested in him in terms of the Scheme.

j)	“Exercise Period ” means, the time period, commencing from the date of expiry of the Vesting Period, within which the Optionee shall have a right to Exercise the Options Vested in him and shall not exceed a period of 5 (Five) years from the Vesting Date.

k)	“Exercise Price” means, the price per Share/ADR, as the case may be, as may be decided by the Nomination, Governance and Compensation Committee at the time of Grant of Options that shall be payable by an Optionee at the time of Exercise of an Option, which price shall not be less than the fair market value thereof as determined by the Nomination, Governance and Compensation Commiittee in accordance with the Applicable Laws at the time of Grant of such Options.

l)	“Governmental Authority” means any Government authority, statutory authority, regulatory authority, Government department, agency, commission, board, tribunal or court or other law, rule or regulation making entity/ authority having jurisdiction on behalf of the Republic of India or any State of India or other subdivision thereof or any municipality, district or other subdivision thereof.

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m)	“Grant” means issue of Options to the Eligible Employees under the Scheme.

n)	“Option” means a stock option Granted to an Eligible Employee pursuant to this Scheme, comprising of a right but not an obligation to acquire the Shares / ADRs, as the case may be, of the Company at the Exercise Price, during or within the Exercise Period.

o)	“Option Agreement” means a written or electronic agreement (in the format prescribed by the Company) between an Optionee, the Company and/or the Trust, as the case may be,evidencing the terms and conditions of an individual Option Granted under this Scheme.

p)	“Optionee” means the holder of an outstanding Option Granted pursuant to this Scheme.

q)	“Scheme” means the employee share based benefits scheme of the Company titled “Dr. Reddy’s Employees Stock Option Scheme, 2018” as set out in this document, and shall include any alterations, amendments, additions, deletions, modifications, or variations thereof, from time to time.

r)	“SEBI Regulations” mean the Securities and Exchange Board of India (Share Based Employee Benefits) Regulations, 2014 read with the disclosures specified under the Circular dated June 16, 2015 issued by the Securities and Exchange Board of India, both as amended/replaced from time to time;

s)	“Share” means, the fully paid up ordinary equity share of the Company having nominal par value of Rs.5/- (Rupees five only) per share or such other par value, which has no preference in respect of dividends or voting rights or in respect of amounts payable in the event of any voluntary liquidation or winding up of the Company.

t)	“Subsidiary” means a subsidiary of the Company, whether now or hereafter existing, as defined under Section 2(87) of the Companies Act, 2013.

u)	“Trust” means Dr. Reddy’s Employees ESOS Trust to be established pursuant to this Scheme, in compliance with the provisions of the Indian Trusts Act, 1982 for meeting the objectives as set out in the Scheme.

v)	“Vesting” means the entitlement of the Optionee to Exercise the Option Granted to him.

w)	“Vesting Date” means the date on and from which the Optionee becomes entitled to Exercise the Option Granted to him, which shall not be less than one year from the date of issue of Options to him (or such other period as may be allowed under the applicable laws) and not more than five years from the date of issue of such Options.

x)	"Vesting Period" means the time period during which the Vesting of the Option takes place in accordance with the Scheme.

3.2	In this Document:

a)	the headings to the clauses are for ease of reference only and shall not be relevant to interpretation;

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b)	the expression "this Clause" shall, unless followed by reference to a specific provision, be deemed to refer to the whole Clause (not merely the sub-clause, paragraph or other provision) in which the expression occurs;

c)	words in singular number include the plural and vice versa;
d)	words importing a gender include any other gender;
e)	a reference to a Schedule means a reference to a schedule to this Scheme;

f)	the recitals, annexures, exhibits and schedules (if any) hereto form part of this Scheme and shall have the same force and effect as if expressly set out in the body of the Scheme, and any reference to this Scheme shall include any recitals, annexures, exhibits and schedules (if any) to the Scheme;
g)	references to this Scheme or any other document shall be construed as references to this Scheme or that other document as amended, varied, supplemented or replaced from time to time;

h)	any reference to a statute or statutory provision shall include such statute or statutory provision as amended, replaced or re-enacted from time to time; and

i)	where an expression is defined, other parts of speech and grammatical forms of that expression shall have corresponding meanings.

4.	Administration of the Scheme

(a)	This Scheme shall be administered and/or superintended by the Nomination, Governance and Compensation Committee, provided however that, the Nomination, Governance and Compensation Committee shall, from time to time, delegate functions/powers relating to the administration of the Scheme with respect to Options exercisable into Shares to the Trust, at its discretion, which shall implement it in accordance with the terms of this Scheme, the provisions of the trust deed settled by the Company and the directions given by the Nomination, Governance and Compensation Committee from time to time pursuant to the terms of this Scheme. All questions of interpretation of the Scheme or any Option shall however be determined by the Nomination, Governance and Compensation Committee and such determination shall be final and binding upon the Trust and all persons having an interest in the Scheme or such Option.

(b)	In pursuance of delegation of powers to the Trust in terms of Clause 4 (a), the Company may either issue and allot Shares to the Trust or the Trust may make a secondary acquisition of the Shares or may use a combination of both, in the manner and subject to the limits as contemplated in this Scheme and Applicable Laws. Further, pursuant to the provisions of Section 67 and/or subject to any other applicable provisions of the Companies Act, 2013 and the rules framed thereunder, the Company may provide such financial assistance as may be required by the Trust as deemed necessary to enable it to make secondary acquisition of the Shares of the Company.

(c)	The Nomination, Governance and Compensation Committee shall exercise all such authorities, powers and functions as may be necessary or required for overall implementation of the Scheme. Notwithstanding anything to the contrary, but subject to the Applicable Laws, the Nomination, Governance and Compensation Committee shall have the authority in its discretion,including without limitation:

i)	to determine the Exercise Price;

ii)	to select the Eligible Employees / Class of Eligible Employees to whom Options may from time to time be Granted hereunder and the quantum of Options to be Granted per Eligible Employee and in aggregate;

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iii)	to determine the number of Shares / ADRs subject to each such Option Granted hereunder;

iv)	to determine the conditions and eligibility criteria under which Options may be Granted to the Eligible Employees;

v)	to determine the conditions and criteria under which Options may Vest in the Optionee and/or may lapse in case of termination of employment for misconduct;

vi)	to determine the Vesting schedule/period and the Exercise Period for the Option(s) Granted hereunder;

vii)	to approve forms of Option Agreement(s) / other documents for use under this Scheme;

viii)	to determine the terms and conditions consistent with the terms of this Scheme, of any Option Granted hereunder;

ix)	to determine the right of an Optionee to Exercise all/any of the Options Vested in him at one time or at various points of time within the Exercise Period and that the Options shall lapse on failure to Exercise the same within the Exercise Period;

x)	to prescribe, amend and rescind the terms, conditions, rules and/or regulations relating to this Scheme;

xi)	subject to Applicable Laws and expiry of the minimum Vesting Period as provided in the SEBI Regulations, to accelerate with respect of any Option hereunder Granted, the Exercise Period or the Vesting Period;

xii)	subject to clause 15, to determine the procedure for making a fair and reasonable adjustment to the entitlement under any Option(s) in case of any corporate action. In this regard, the following shall, inter alia, be taken into consideration by the Committee (a) the number and Exercise Price of Options shall be adjusted in a manner such that total value to the Optionee of the Options remains the same after the relevant corporate action; and (b) the Vesting period and the life of the Options shall be left unaltered as far as possible to protect the rights of the Optionee;

xiii)	to determine the conditions for Granting, Vesting and Exercise of Options in case of employees who are on long leave including sabbatical;

xiv)	to determine the procedure and/or fix mechanism for cashless exercise of Options;

xv)	to decide all other matters that must be determined in connection with the Grant, Vesting or Exercise of an Option under this Scheme;

xvi)	to construe and interpret the terms of this Scheme and Options granted pursuant to this Scheme, and do all that may be necessary to ensure compliance of this Scheme and administration thereof;

xvii)	to formulate suitable policies and procedures to ensure that there is no violation of Applicable Laws in relation to this Scheme;

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xviii)	to establish the Trust, its office and appoint/re-appoint Trustees or replace them from time to time, as provided for in the trust deed;

xix)	to delegate functions/powers relating to the administration of the Scheme with respect to Options Exercisable into Shares to the Trust, to the extent it may be considered necessary/desirable by it;

xx)	subject to Applicable Laws, to give instructions and/or authorize the Trust for acquisition of Shares of the Company (from the secondary market and/or otherwise), from time to time;

xxi)	to give guidance and advice to the Trust from time to time and to interpret the terms of this Scheme and Options; and/or

xxii)	subject to Applicable Laws, to authorize/direct grant of loan(s) from the Company to the Trust, from time to time, for secondary acquisition of Shares as may be required.

(d)	All decisions, determinations and interpretations of the Nomination, Governance and Compensation Committee shall be final and binding on all Optionees.

5.	Ceiling

a)	Subject to the provisions of clause 15 of this Scheme, the maximum number of securities against which Options may be Granted (in single or multiple tranches) under this Scheme are as under:-

	No. of securities	No. of
	to be acquired	securities to
	from Secondary	be Issued by
Particulars of Options	Market	the Company	Total
Options against Shares	2,500,000	1,500,000	4,000,000
Options against ADRs	-	1,000,000	1,000,000
Total	2,500,000	2,500,000	5,000,000
% of paid up capital as of March 31, 2018	~1.51%	~1.51%	~3.02%

b)	Subject to the terms of the Scheme, if an Option expires or becomes unexercisable in terms of this Scheme without having been Exercised in full, such Option shall lapse and the Shares / ADRs, which were subject thereto, may become available afresh for future Grant(s) under this Scheme (unless this Scheme has been terminated) in the sole discretion of the Nomination, Governance and Compensation Committee. However, Shares / ADRs that have actually been issued/transferred under this Scheme upon Exercise of an Option, shall not be returned to this Scheme and shall not become available for future distribution under this Scheme.

6.	Eligibility and Appraisal of Employees

(a)	The appraisal process for determining the eligibility for Grant of Options under the Scheme shall be recommended by the management and decided by the Nomination, Governance and Compensation Committee from time to time, at its discretion.

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(b)	At any time after the Effective Date and from time to time, the Nomination, Governance and Compensation Committee may, as it deems fit, invite recommendations from the Board/ the chief executive officer/ management of the Company regarding Eligible Employees who could be considered for Grant of Options under the Scheme based on the various criteria such as length of service, grade, performance, roles, technical knowledge, leadership qualities, merit, contribution and conduct, future potential, etc.

(c)	In determining the eligibility of an Eligible Employee to receive an Option, the Nomination, Governance and Compensation Committee may consider the position and responsibilities of the Eligible Employee, the nature and value to the Company of the Eligible Employee's services and accomplishments, the Eligible Employee's present and potential contribution to the success of the Company and such other factors as the Nomination, Governance and Compensation Committee may deem relevant. The Nomination, Governance and Compensation Committee will select the Eligible Employees who may be granted Options under the Scheme. Only the Eligible Employees as designated by the Nomination, Governance and Compensation Committee shall participate in this Scheme.

7.	Grant of Options

a)	An Eligible Employee shall be Granted such number of Options as may be determined by the Nomination, Governance and Compensation Committee, from time to time, in accordance with the Scheme.

b)	The date of Grant of an Option shall, for all purposes, be the date on which the Nomination, Governance and Compensation Committee approves Granting of such Option, or such other date as is determined by the Nomination, Governance and Compensation Committee. Notice of the Grant shall be given to each Employee to whom an Option is so Granted within a reasonable time after the date of such Grant.

c)	The Nomination, Governance and Compensation Committee may in its discretion consider to Grant Options under this Scheme on an annual basis or such other periods as it deems fit.

d)	This Scheme contains the broad terms and conditions for Grant of Options under the Scheme in accordance with the policy and framework laid down under the Applicable Laws. The specific parameters unique to each Eligible Employee and/or Grant shall be stated in the Option Agreement, which shall be executed by the relevant parties at the time of Grant of Options and shall evidence the Grant of Options to an Employee. Each such Option Agreement shall form an integral part of the Scheme.

e)	The Options shall entitle an Optionee to its right to Exercise the Options during the Exercise Period upon Vesting of Options, subject to the terms and conditions set forth in this Scheme and the applicable Option Agreement.

f)	The Option Agreement shall specify, amongst others, the following:

i)	the number of Options granted;

ii)	the Vesting schedule/dates and other Vesting conditions, if any, applicable to the Options Granted;

iii)	the total amount payable by the Eligible Employee to the Company / Trust, as the case may be,upon Exercise of the Options, based on the Exercise Price for the number of Options Granted; and

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iv)	any other terms and conditions pertaining to the Vesting, Exercise, Exercise Period, cancellation etc.

g)	The provisions of the Scheme or the Option Agreement do not confer upon any Optionee any right to continue in the employment of the Company or interfere in any way with his / her right or the Company’s right to terminate the employment at any time, for any reason whatsoever

8.	Vesting of Options

(a)	Vesting of Options would be subject to continued employment of the Eligible Employee with the Company.

(b)	Subject to the provisions of the Scheme, the Options Granted shall Vest in the Optionee as per the Vesting Period and other Vesting conditions evidenced under the Option Agreement, provided that the minimum Vesting period for the Vesting of an Option Granted under this Scheme would not be less than a period of 1(one) year from the date of Grant of such Option and the maximum Vesting Period shall not be more than a period of 5 (five) years from the date of Grant of such Option or such other periods as may be allowed for both under the applicable laws.

(c)	It is hereby clarified that the Vesting Period in respect of the Options Granted under this Scheme may vary between Eligible Employees.

9.	Term of Scheme:

This Scheme shall be effective from the Effective Date and shall continue to be in force, unless all the Options Granted under this Scheme have been earlier Exercised or have lapsed or unless this Scheme is terminated in terms of this Scheme.

10.	Exercise Price and Consideration:

a)	The Exercise Price for each Option shall be as determined by the Nomination, Governance and Compensation Committee in accordance with the scheme and the Applicable Laws and which price shall not be less than the fair market value thereof on the date of Grant.

b)	The method of payment of the Exercise Price shall be as authorized by the Nomination, Governance and Compensation Committee and permitted by the Option Agreement and this Scheme, including settlement of consideration under a cash-less exercise program implemented by the Company/Trust in connection with this Scheme as per such mechanism(s) as is permitted under Applicable Laws.

11.	Individual Limits for Grant of Options:

(a)	Subject to the limits specified in the Applicable Laws, no Employee shall be Granted, in any financial year of the Company, Options to acquire more than or equaling 0.2% of the outstanding issued share capital as on the date of Grant (excluding outstanding Options and conversions).

(b)	Notwithstanding the foregoing, pursuant to a specific special resolution passed by the members in General Meeting, the Nomination, Governance and Compensation Committee may grant to the Eligible Employee/s mentioned in such special resolution during any one year, Options to acquire Shares / ADRs exceeding or equal to 1% of the issued share capital as on the date of the Grant (excluding outstanding warrants and conversions).

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12.	Exercise of Option and Rights as a Shareholder:

a)	Any Option Granted hereunder shall be Exercisable within the Exercise Period according to the terms hereof at such times and under such conditions as determined by the Nomination, Governance and Compensation Committee and set forth in the Option Agreement, provided that the maximum Exercise Period shall not exceed a period of 5 (Five) years from the vesting date. On the expiry of the Exercise Period, any Options that have not been Exercised will lapse.

b)	Unless the Nomination, Governance and Compensation Committee provides otherwise, the Vesting of Options granted hereunder shall be appropriately adjusted during any unauthorised unpaid leave of absence. An Option may not be exercised for a fraction of a share.

c)	An Option shall be deemed Exercised when the Company / Trust, as the case may be, receives: (i) written or electronic notice of Exercise (in accordance with the Option Agreement) from the person entitled to Exercise the Option, and (ii) full payment / settlement, as the case may be, of the Exercise Price for the Shares / ADRs with respect to which the Option is exercised through permitted methods. Until the Shares / ADRs are allotted, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares / ADRs, notwithstanding the Exercise of the Option. The Company shall allot such Shares / ADRs within a reasonable period after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date such Shares / ADRs are issued.

d)	The Shares/ ADRs shall be allotted in the dematerialized mode only. The responsibility of opening of the dematerialization / broker account as applicable for share / ADR lies with the Optionee.

13.	Termination of Relationship as an Employee:

a)	If an Optionee ceases to be an Employee by reason of resignation/termination, then subject to the specific approval of the Nomination, Governance and Compensation Committee in each such case, such Optionee may Exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is Vested on the date of resignation/termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain Exercisable for three (3) months following the Optionee's resignation/termination. If, after resignation/termination, the Optionee does not Exercise his or her Option within the time as aforesaid specified, the Option shall lapse, and the Shares / ADRs covered by such Option shall again become available for issuance under this Scheme. If, on the date of resignation/termination, the Options Granted have not yet Vested with the Optionee, the Options not Vested shall lapse immediately and all rights thereunder shall extinguish and the Shares / ADRs covered by the unvested portion of the Option shall again become available for issuance under this Scheme.

b)	In the event that an Optionee retires from service while being an Employee, on attaining the age of retirement or super-annuation or opts to retire earlier than his/her age of retirement / super-annuation, all Options Granted to him and Vested in him, may be Exercised in the normal course as if the Optionee were continuing in employment. If, on the date of super-annuation, the Optionee is not Vested as to his or her entire Option, the unvested Options shall, vest upon the completion of one year from the date of grant of these respective options or on the date of retirement / super-annuation whichever is later, as if the optionee was continuing in employment.

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c)	Unless the Nomination, Governance and Compensation Committee permits otherwise, in the case of termination of employment of the Optionee by the Company for cause on the part of Optionee, including due to breach of policies or code of conduct of the Company or the terms of employment, all Options of the Optionee, whether Vested or not, shall be forfeited.

d)	In the event of transfer or deputation of the Optionee to an associate company (as defined in the Companies Act, 2013), prior to Vesting or Exercise, the rights under such Options Granted shall continue even after the transfer / deputation, as per the terms of the Scheme Plan and the Option Agreement executed by such Optionee.

14.	Death or Disability of Optionee:

In the event of Disability or death of an Optionee while in employment, all the Options Granted to him till such date but not Vested or Vested but not Exercised, shall Vest immediately on that day, and shall be Exercisable within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee or Optionee's estate or by a person who acquires the right to Exercise the Option by bequest or inheritance. In the absence of a specified time in the Option Agreement, the Option shall remain Exercisable for a period of twelve (12) months following the Optionee's death or Disability. If the Option is not so exercised within the time specified herein, the Option shall lapse, and the Shares / ADRs covered by such Option shall again become available for issuance under this Scheme.

15.	Adjustments Upon Corporate Actions:

(a)	If (i) the Company shall at any time be involved in a merger, dissolution, liquidation, re-organization, sale of divison or undertaking of the Company, or a transaction similar thereto, (ii) any rights issue, bonus issue, Share split, Share consolidation, or other similar change in the capital structure of the Company, shall occur or (iii) or any other change in the corporate structure of the Company affecting the Shares occurs or (iv) any other event shall occur which in the judgment of the Nomination, Governance and Compensation Committee necessitates action by way of adjusting the terms of the outstanding Options; then the Nomination, Governance and Compensation Committee may, subject to Applicable Laws, forthwith take any such action as in its judgment shall be necessary to preserve the Optionee’s rights substantially proportionate to the rights existing prior to such event, including, without limitation, fair and reasonable adjustments to the entitlement in (a) the number of Shares/ADRs subject to Options and/or (b) the Exercise Price.

(b)	The judgement of the Nomination, Governance and Compensation Committee with respect to any matter referred herein this Clause shall be conclusive and binding upon each Optionee.

16.	Non-Transferability of Options:

(a)	Save as otherwise provided in the Scheme, no person other than the Optionee shall be entitled to Exercise the Options.

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(b)	The Options or any rights or interest therein may not be sold, pledged, assigned, hypothecated, transferred, mortgaged or otherwise alienanted in any other manner and may be exercised, during the lifetime of the Optionee, only by the Optionee.

17.	Terms and Conditions of the Shares:

All Shares / ADRs allotted on Exercise of Options will rank pari-passu with all other such Shares / ADRs of the Company, that is which have no preference in respect of dividends or voting rights or in respect of amounts payable in the event of any voluntary liquidation or winding up of the Company.

18.	Amendment and Termination of this Scheme:

a)	The Nomination, Governance and Compensation Committee may, subject to compliance with the provisions/requirements under the Applicable Laws, at any time amend, alter, revive, suspend or terminate this Scheme or any of the terms and conditions therein.

b)	Subject to Applicable Laws, no amendment, alteration, suspension or termination of this Scheme shall impair the existing rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Nomination, Governance and Compensation Committee, which agreement must be in writing and signed by the Optionee and the Company/Trust. Termination of this Scheme shall not affect the Nomination, Governance and Compensation Committee's ability to Exercise the powers granted to it hereunder with respect to Options granted under this Scheme prior to the date of such termination.

19.	Governing Law and Jurisdiction:

This Scheme will be governed by the Laws of India. The Courts of India will have jurisdiction in respect of any and all matters, disputes or differences arising in relation to or out of this Scheme.

20.	General:

a)	The rights and obligations of any individual under the terms of his office or employment with the Company shall not be affected by his participation in this Scheme and nothing in this Scheme shall be construed as affording such an individual any additional rights as to compensation or damages in consequence of the termination of such office or employment for any reason.

b)	This Scheme shall not confer on any person any legal or equitable rights (other than that to which he would be entitled as an ordinary member of the Company) against the Company either directly or indirectly or give rise to any cause of action in law or in equity against the Company.

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